As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0407811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11975 El Camino Real, Suite 101

San Diego, California 92130

(858) 792-6300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Daniel P. Gold

President and Chief Executive Officer

11975 El Camino Real, Suite 101

San Diego, California 92130

(858) 792-6300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Steven A. Navarro, Esq.

Finnbarr D. Murphy, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (Registration No. 333-173266)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common stock, par value $0.00000002 per share	$5,475,000	$705.18

(1)	This registration statement relates to the registration statement on Form S-3 (Registration No. 333-173266) of MEI Pharma, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 1, 2011 (the “Prior Registration Statement”), pursuant to which the Company registered up to $50,000,000 of the Company’s securities, including shares of the Company’s common stock, preferred stock and warrants. This registration statement is being filed to register an additional amount of the Company’s common stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	As of the date of this registration statement, the maximum aggregate offering price of securities which remain to be offered pursuant to the Prior Registration Statement is $34,775,000. The maximum aggregate offering price of the additional securities being registered hereby pursuant to Rule 462(b) under the Securities Act is $5,475,000, which represents approximately 16% of the maximum aggregate offering price of securities remaining on the Prior Registration Statement.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

This Registration Statement will become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed by the Company with respect to the registration of an additional amount of the Company’s common stock, par value $0.00000002 per share, pursuant to Rule 462(b) under the Securities Act. This Registration Statement relates to the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on May 26, 2011. The Company is filing this Registration Statement for the sole purpose of increasing the aggregate amount of common stock offered by the Company by $5,475,000. Pursuant to Rule 462(b), the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on October 25, 2013.

MEI Pharma, Inc.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on October 25, 2013:

Signature	Title

/s/ Daniel P. Gold	President and Chief Executive Officer (Principal
Daniel P. Gold	Executive Officer)

/s/ Thomas M. Zech	Chief Financial Officer
Thomas M. Zech	(Principal Financial and Accounting Officer)

/s/ Christine A. White	Lead Director
Christine A. White

/s/ Leah Rush Cann	Director
Leah Rush Cann

/s/ William D. Rueckert	Director
William D. Rueckert

/s/ Charles V. Baltic III	Director
Charles V. Baltic III

/s/ Thomas C. Reynolds	Director
Thomas C. Reynolds

/s/ Nicholas R. Glover	Director
Nicholas R. Glover

Exhibit Index

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of BDO USA, LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 above).